                                                                      EXHIBIT 10

                                CABOT CORPORATION
                AMENDMENT TO 1996 AND 1999 EQUITY INCENTIVE PLANS
                                  MAY 12, 2000



         Cabot Corporation hereby amends each of its 1996 Equity Incentive Plan and its 1999 Equity Incentive Plan as follows:

1.       By inserting, after Section 7.1, a new Section 7.1A:

         7.1A.  SALE OF INTEREST IN SUBSIDIARY OR BUSINESS.

                  (a) If before an Award of Restricted Stock to a Participant has fully vested, the Participant ceases to be an Employee either (1) as a result of the reduction in the Company's percentage ownership of the entity employing such Participant, or (2) upon the transfer of the Participant to the employment of a person or entity acquiring all or a portion of the business of the Company or any of its subsidiaries, then upon such event there shall automatically vest such portion of the unvested Award of Restricted Stock as may be necessary so that, including any portion of such Award already vested, the Participant will be vested in a pro-rata portion of the entire Award (rounding any fractional shares upward), based on the number of days from the date of grant to the date of such event, and the number of days from the date of grant to the date when the entire Award would otherwise have vested. Any portion of the Award that remains unvested after such automatic vesting shall be subject to Section 7.2 and Section 6.1(d).

                  (b) If before an award of Options granted to a Participant has become fully exerciseable, the Participant ceases to be an Employee either (1) as a result of the reduction in the Company's percentage ownership of the entity employing such Participant, or (2) upon the transfer of the Participant to the employment of a person or entity acquiring all or a portion of the business of the Company or any of its subsidiaries, then upon such event there shall automatically become exerciseable such portion of the unexerciseable Options as may be necessary so that, including any portion of such Award already exercised or exerciseable, the Participant will have or have had the right to exercise a pro-rata portion of the entire Award (rounding any fractional shares upward), based on the number of days from the date of grant to the date of such event, and the number of days from the date of grant to the date when the entire Award would otherwise have been exerciseable. After giving effect to such automatic acceleration of exerciseability, if any, such Options shall be subject to and shall terminate in accordance with Section 7.2.

2.       By changing the introductory clause of Section 7.2 to read:

                  If a Participant ceases to be an Employee for any reason other than those specified in Section 7.1 above, then subject to Section 7.1A if applicable, and except as otherwise determined by the Committee in any particular case, the following will apply:

3.       By changing the last paragraph of Section 7.2 to read:

                  For the purposes of this Section 7.2, and Employee's employment will not be considered to have ended in the case of sick leave or other bona fide leave of absence approved for purposes of the Plan by the Committee, so long as his or her right to reemployment is guaranteed either by statute or by contract.

4.       By deleting paragraph (d) of Section 7.3.


                                    * * * * *


         The amendments set forth above shall not affect adversely (without his or her consent) the rights of any Participant under any Award previously granted, other than the Awards granted on May 11, 2000 that were expressly made subject to the foregoing amendments.

                                                          Cabot Corporation



                                                          By:___________________